Exhibit 10.19

Between

Mr. SILVIO TARCHINI - Manno, Centro Galleria 3, Via Cantonale

(VAT # 352 809)

Further indicated as “owner” and

NAIE NATURAL ALTERNATIVES INTERNATIONAL EUROPE SA – Manno,

Centro Galleria 1, Via Cantonale (VAT # 462 163)

Further indicated as “NAIE” o “tenant”, having Mr. Randy Lee Weaver as representative individual

Both parties enter the following

LEASE CONTRACT

1)	Mr. SILVIO TARCHINI - Manno, leases to NAIE a comprehensive area of 2’972 sqm situated in the Galleria 1 building map 433, in Manno, at the ground and first floors, including the use of 12 outdoor parking places # 52,53,54,55,80,81,82,83,84,85,86,87 and 11 indoor parking places # 154,155,156,157,158,159,164,165,166,236,237.

Effective as of January 1, 2006. Mr. SILVIO TARCHINI – Manno, will also lease to NAIE an area of 524.85 sqm at the 1st floor.

2)	The areas leased are referred in the attached map with numbers 4,5,7,11,12,13,15,16,17,22 and 31. The area leased starting from January 1, 2006 is referred as # 10.

3)	The tenant is allowed to use the areas as offices, laboratory, warehouse, production departments in compliance with the current pertinent regulations.

4)	This contract is entered into and is effective as of October 1, 2005 and has a duration of 10 (ten) years and 3 (three) months, i.e. until December 31, 2015.

The tenant may request to extend the lease duration for additional 5 (five) years, by means of a registered letter within 6 (six) months prior the contract end date. Further lease extensions are obtainable in the same manner on the new end dates.

Upon contract renewal, the lease will be of Swiss fr. 556’406.– VAT excluded, index-linked as per caption 10.

4a)	The present contract supersedes all the current ones, i.e. contracts dated July 25, 2003, June 8, 2004 and February 7, 2005.

LEASE

5)	The yearly lease is fixed at Swiss fr. 810’800.- (eight hundreds ten thousands and eight hundreds Swiss franks) for the period of October 1st till December 31, 2005. Effective as of January 2006, the lease will be of Fr. 876’406 (eight hundreds seventy six thousands and four hundreds and six Swiss Fr.) VAT excluded, expenses included.

Lease payment is due in advance at each quarter, i.e. January 1st, April 1st, July 1st and October 1st of every calendar year.

Until September 30, 2005, the lease is as per the current contracts as listed at caption 4a).

6)	In case of payment delay of the quarterly lease, a penalty of 7% might be applied. Delays in payment major than 1 month will lead to debt recovering legal procedure, being the present contract considered as a debt recognition by both parties, as per art. 83 LEF.

7)	The lease guarantee is as stipulated in the former contracts i.e. deposit of Swiss fr. 45’103.70 to the Credit Suisse bank, account # 550557-10

8)	Cancelled.

9)	Cancelled.

LEASE INDEXING

10)	The lease is index-linked on a yearly basis in a measure of 60% of the national cost of living index (Re. index on September 1966 = 100), with one-month notice.

Reference index for the first lease adjustment: September 2005 index.

The first lease adjustment is foreseen on January 2007.

11)	Expenses for power or any other type of energy used in the leased areas are charged to the tenant.

12)	The lease includes the following expenses:

•	heating

•	cooling of the offices area

•	power for the common areas

•	city water in the common areas

•	sewage, water purifying

•	garden and accesses

•	snow ploughing

•	janitor and supervision

13)	The owner will adequately insure the building against fire, whilst the tenant will insure his materials, assets and proprieties inside the leased areas against damages caused by fire, water, nature disasters etc…

MODIFICATIONS INTO THE LEASED AREAS

14a)	By April 30, 2006 the owner will execute -at his own costs, the following works:

Modifications, as per the executive project known by both parties, that will require the tenant’s pre-approval. The owner is responsible for the project execution and costs.

14b)	Upon lease contract termination, the leasehold improvements as per caption 14a) to walls and building will remain the property of the owner, with no obligation from the tenant to bringing the modified areas back to their initial structure.

15a)	Within the frame of time of the contract, the tenant is allowed to execute further improvements into the leased areas when needed and required by his business activities, but only prior a written notification to the owner and his pre-approval. Only in case of sound and valid reasons, the owner might reject the improvement request.

15b)	Upon lease contract termination, improvements as per caption 15a) that are removable without causing damages can be taken off (no obligation to do so). If dismantlement would cause damages, improvements must be left as they are and will remain the property of the owner with no refunding to the tenant. If the tenant removes improvements the same, the areas must be left as they initially were.

16)	All costs for power connections needed in the leased areas are charged to the tenant, including heating and cooling units, electrical installations, telephone. Studio Silvio Tarchini will authorize a company of its choice to execute whatever electrical work into the Galleria 1. For the telephone, both parties will undersign a separate contract. It is forbidden to by-pass the Alcatel main switchboard by means of any other connection for telephone and telefax.

Parking signals, logos, signs will be placed by the company SPM S.A. and costs invoiced to the tenant. It is forbidden to place any sort of panel, commercial, logo without prior approval by the owner who may deny authorization only on the basis of sound and valid reasons.

MISCELLANEOUS

17)	Both parties agree that the present lease contract can be recorded into the Registro Fondario (Land Register) for its entire duration, including explicit and/or implicit renewals. The owner grants permit and proxy to the tenant to have the present contract recorded into the Land register, at his own expenses.

SEVERABILITY

18)	Governing Law for any action concerning both parties respective obligations: Pretura di Lugano.

IN WITNESS WHEREOF, the parties have executed this contract as of the date below written

The Owner :	The Tenant :

SILVIO TARCHINI	NAIE NATURAL ALTERNATIVES INT. EUROPE SA
Manno	Manno

Manno, May 9, 2005